WEST MARINE REPORTS FIRST QUARTER 2014 RESULTS

WATSONVILLE, CA, April 24, 2014 - West Marine, Inc. (Nasdaq: WMAR) today reported financial results for the first quarter ended March 29, 2014.

•	Net revenues were $113.3 million, a decrease of 0.8% compared to last year.
•	Comparable store sales decreased by 1.7%.
•	Progress on our growth strategies during the first quarter was as follows:
o	eCommerce: Sales from our eCommerce website were up 0.9% and represented 8.2% of total sales, compared to 8.0% last year. We believe the initial transition to our new eCommerce platform negatively impacted eCommerce results this quarter, as expected. Our three to five-year goal is for eCommerce to represent 15% of sales.
o	Store optimization: Sales through our optimized stores increased to 37.6% of total sales compared to 29.5% last year. Our three to five-year goal is to deliver 50% of our total sales through optimized stores.
o	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, were up by 7.6%, with Core product sales down 1.8%, compared to last year.
•	Pre-tax loss was $19.2 million compared to a pre-tax loss of $16.3 million last year.
•	Despite the first quarter results, the company is reaffirming its 2014 full-year pre-tax guidance, with pre-tax income expected to be in the range of $16.0 million to $18.5 million, compared to pre-tax income of $15.3 million for 2013.
•	The company remained debt-free at quarter-end and had $115.4 million available on its revolving credit line at the end of the period.

Matt Hyde, West Marine’s CEO, commented: “We had mixed results this quarter. The top line reflected disappointing retail sales, largely driven by a cold and snowy winter and spring. We also experienced, as expected, soft sales as a result of the initial transition to our new eCommerce platform though recently we’ve begun to recover from the transition. These weak results were partially offset by gains in wholesale sales, solid growth in the regions where spring weather has been more typical and continued success of our growth strategies. Despite the tough quarter, we remain optimistic with the positive results from our strategies and will continue to invest in them as we reposition to be less dependent on weather influences.”

Net loss for the first quarter was $11.0 million, or ($0.46) per share, compared to net loss of $9.7 million, or ($0.41) per share for the first quarter last year.

Total inventory at the end of the first quarter was $245.2 million, a $7.3 million, or 3.1%, increase versus the balance at March 30, 2013, and a 1.7% increase on an inventory per square foot basis. Inventory turns for 2014 were down 5.2% versus the first three months of last year.

Return on Invested Capital (“ROIC”) for the 52-week period ended March 29, 2014 was 5.5%, which compares to 6.4% ROIC for the 52-week period ended March 30, 2013. ROIC based on GAAP net income was 5.1% and 6.7% for the 52-week periods ended March 29, 2014 and March 30, 2013, respectively. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2014 was a loss of $15.0 million compared to a loss of $12.5 million for the same period last year.

2014 Guidance

We are reaffirming our expectation for pre-tax income to be in a range of $16.0 million to $18.5 million. Our GAAP diluted earnings per share is expected to be in the range of $0.39 to $0.45. Comparable store sales for full-year 2014 are anticipated to be up 3.5% to 6.0%, with total revenues expected to be in the range of $695 million to $710 million. We are estimating EBITDA to be in the range of $35.0 million to $37.5 million. We anticipate capital expenditures for fiscal 2014 to be in the range of $30 million to $34 million.

While the first quarter was disappointing, it is still early in the season for us. Our ability to hit sales and earnings guidance will be dependent on a continuing return to more normal weather as we move into peak season, which would drive boat usage and sales of our core products. In areas with more typical weather, we have been seeing favorable sales trends. Additionally, most of our major 2014 strategic investments are now taking effect, as planned. Given the sales softness thus far, we are managing expenses while we continue to invest in our growth strategies. At this point, given the above factors, we are maintaining our guidance for the year.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, April 24, 2014, at 1:00 p.m. Eastern Time (EDT) to discuss its first quarter 2014 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 29663875.

An audio replay of the call will be available April 24, 2014 at 4:00 p.m. EDT through May 1, 2014 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 29663875.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. has grown to become the largest omni-channel specialty retailer exclusively offering gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With 283 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is recognized as the dominant waterlife outfitter for cruisers, sailors, anglers and paddle sports enthusiasts. West Marine has everything you need for your life on the water. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to risks related to continued unseasonably cold weather and high wind conditions, expectations related to our earnings and growth in profitability, particularly in a delayed boating season, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to manage our assets and drive ROIC, and our expectations for full-year 2014 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the first quarter of 2014 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 28, 2013. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA and ROIC. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe that ROIC as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled both non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	March 29, 2014	March 30, 2013
ASSETS
Current assets:
Cash	$10,436	$22,515
Trade receivables, net	9,287	8,137
Merchandise inventories	245,179	237,905
Deferred income taxes	4,388	5,268
Other current assets	27,881	26,539
Total current assets	297,171	300,364

Property and equipment, net	74,939	59,177
Long-term deferred income taxes	5,574	7,859
Other assets	3,548	3,383
TOTAL ASSETS	$381,232	$370,783

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,713	$46,444
Accrued expenses and other	44,435	40,618
Total current liabilities	91,148	87,062

Deferred rent and other	15,653	14,301
Total liabilities	106,801	101,363

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 24,712,822 shares issued and 24,023,933 shares outstanding at March 29, 2014, and 23,371,203 shares issued and 23,340,313 shares outstanding
at March 30, 2013.	25	24
Treasury stock	(9,089)	(385)
Additional paid-in capital	204,127	197,172
Accumulated other comprehensive loss	(524)	(732)
Retained earnings	79,892	73,341
Total stockholders' equity	274,431	269,420
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$381,232	$370,783

Note - Certain prior period balances have been revised, primarily to reflect immaterial corrections for the treatment of certain cash consideration received from vendors.

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	March 29, 2014		March 30, 2013
Net revenues	$113,338	100.0%	$114,244	100.0%
Cost of goods sold	88,415	78.0%	88,930	77.8%
Gross profit	24,923	22.0%	25,314	22.2%
Selling, general and administrative expense	44,041	38.9%	41,502	36.4%
Loss from operations	(19,118)	(16.9)%	(16,188)	(14.2)%
Interest expense	108	0.1%	109	0.1%
Loss before income taxes	(19,226)	(17.0)%	(16,297)	(14.3)%
Income tax benefit	(8,211)	(7.3)%	(6,568)	(5.8)%
Net loss	$(11,015)	(9.7)%	$(9,729)	(8.5)%

Net loss per common and common equivalent share:

Basic	$(0.46)		$(0.41)
Diluted	$(0.46)		$(0.41)

Weighted average common and common equivalent shares outstanding:
Basic	24,141		23,948
Diluted	24,141		23,948

Note - Prior periods have been revised, primarily to reflect immaterial corrections of cash consideration received from vendors which were previously reported as a reduction of advertising under Selling, general and administrative expense and are now reflected as a reduction of Cost of goods sold.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	March 29, 2014	March 30, 2013

OPERATING ACTIVITIES:
Net loss	$(11,015)	$(9,729)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,055	3,704
Share-based compensation	867	756
Excess tax benefit from share-based compensation	(108)	(626)
Deferred income taxes	(72)	332
Provision for doubtful accounts	(34)	(46)
Lower of cost or market inventory adjustments	1,024	846
Loss on asset disposals	41	103
Changes in assets and liabilities:
Trade receivables	(2,812)	(1,368)
Merchandise inventories	(43,167)	(49,412)
Other current assets	(8,521)	(8,511)
Other assets	(120)	88
Accounts payable	24,803	24,931
Accrued expenses and other	7,236	517
Deferred items and other non-current liabilities	77	17
Net cash used in operating activities	(27,746)	(38,398)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	5	4,298
Purchases of property and equipment	(6,226)	(2,975)
Net cash provided by (used in) investing activities	(6,221)	1,323

FINANCING ACTIVITIES:
Borrowings on line of credit	427	1,435
Repayments on line of credit	(427)	(1,435)
Payment of loan costs
Proceeds from exercise of stock options	546	2,407
Excess tax benefit from share-based compensation	108	626
Treasury shares acquired	(4,684)	-
Net cash provided by (used in) financing activities	(4,030)	3,033

Effect of exchange rate changes on cash	25	15

NET DECREASE IN CASH	(37,972)	(34,027)

CASH AT BEGINNING OF PERIOD	48,408	56,542
CASH AT END OF PERIOD	$10,436	$22,515
Other cash flow information:
Cash paid for interest	$73	$71
Cash paid for income taxes, net of refunds of $1,391 and $30	(697)	545
Non-cash investing activities:
Property and equipment additions in accounts payable	1,272	561

Note - Certain prior period balances have been revised, primarily to reflect corrected treatment of cash consideration received from vendors.

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended
	March 29, 2014	March 29, 2014

GAAP net loss	(11.0)	(9.7)

Add Back:
Interest Expense	0.1	0.1
Depreciation and Amortization	4.1	3.7
Income Tax Benefit	(8.2)	(6.6)
	(4.0)	(2.8)

EBITDA	(15.0)	(12.5)

	Estimated
	Fiscal Year 2014
	Low	High
Estimated GAAP net income	9.6	11.1

Add Back Estimated:
Interest Expense	0.4	0.4
Depreciation and Amortization	18.7	18.7
Income Tax Expense	6.3	7.3
	25.4	26.4

Estimated EBITDA	35.0	37.5

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended
	March 29, 2014		March 30, 2013
GAAP net income reported for fiscal years 2013 and 2012, respectively		$7,837		$14,719
Less: Net loss reported for first quarter 2014 and 2013, respectively		(11,015)		(9,729)
Add: Net loss reported for first quarter 2013 and 2012, respectively		9,729		6,920
GAAP net income for the 12-month periods ended March 29, 2014 and March 30, 2013, respectively		6,551		11,910
GAAP income tax (benefit) expense reported for fiscal years 2013 and 2012, respectively		7,472		9,738
Less: Income tax (benefit) expense reported for first quarter 2014 and 2013, respectively		(8,211)		(6,568)
Add: Income tax (benefit) expense reported for first quarter 2013 and 2012, respectively		6,568		4,853
Add back: Adjusted GAAP income tax (benefit)		5,829		8,023
Adjusted GAAP income before taxes		12,380		19,933
Less: income tax expense at 42.7% [3]		5,286		8,512
Adjusted net income		$7,094		$11,422

Add back:
Interest expense	432		730
Rent expense (fixed)	48,384		46,792
Total	48,816	27,972 [1]	47,522	27,230 [1]

Net income after adjustments and after-tax add backs (numerator)		$35,065		$38,652

Total Capital:

Long-term debt [2]		$-		$-
Operating leases capitalized at 8x annual rent expense		387,074		374,334
Total stockholder's equity [2]		285,296		269,868
Less: Cash and cash equivalents [2]		(39,413)		(37,331)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity - cash and cash equivalents)		$632,956		$606,871

ROIC		5.5%		6.4%
ROIC using GAAP net income		5.1%		6.7%

1 Total after-tax add backs after applying 42.7% tax rate.

2 Calculated as the average of the five most recent quarter-end results.

3 Q1 2014 effective tax rate is 42.7%.